Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

The Bank of New York Mellon Corporation:

We consent to the use of our reports dated February 25, 2021, with respect to the consolidated financial statements of The Bank of New York Mellon Corporation and subsidiaries (“BNY Mellon”), including the consolidated balance sheets as of December 31, 2020 and 2019, and the related consolidated statements of income, comprehensive income, cash flows and changes in equity for each of the years in the three-year period ended December 31, 2020 and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2020, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the Registration Statement on Form S-3 and related Prospectus.

/s/ KPMG LLP

New York, New York

December 9, 2021